UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2013 (December 10, 2013)

SPINDLE, INC.
(Exact name of Registrant as specified in charter)

Nevada	333-145088	20-8241820
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8700 E. Vista Bonita, Suite 260
Scottsdale, AZ 85255
(Address of Principal Executive Offices)

(480) 335-7351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On December 10, 2013, Spindle, Inc. (“Spindle”) entered into an Asset Purchase Agreement (the “Agreement”) with Yowza International, Inc., a Delaware corporation (“Yowza”), pursuant to which Spindle agreed to acquire substantially all of Yowza’s assets used in connection with its business of providing retail coupons through a mobile application (the “Assets”), and assume certain specified liabilities to be determined upon the closing of the transactions contemplated by the Agreement (the “Closing”), not to exceed the amount of accounts receivable of Yowza acquired by Spindle by more than $15,000.

The consideration for the Assets will be (1) $500,000 payable in cash to the holders of certain outstanding promissory notes issued by Yowza and (2) an aggregate of 1,642,000 unregistered shares of Spindle’s voting common stock (the “Aggregate Share Consideration”), issuable to the holders of Yowza’s outstanding capital stock; provided, however, that  ten percent (10%) of the Aggregate Share Consideration shall be issued to certain executive management members and advisors of Yowza in accordance with consulting or employment agreements and subject to certain vesting provisions.  In addition, an aggregate of 197,040 shares of common stock (the “Indemnification Escrow”), representing twelve percent (12%) of the Aggregate Share Consideration, will be held in escrow for a period of one year from the date of the Closing (the “Closing Date”).  The Indemnification Escrow will be available to compensate Spindle pursuant to the indemnification obligations of Yowza under the Agreement, and for any necessary accounts receivable adjustment after the Closing Date in the event Spindle is unable to collect the acquired outstanding accounts receivable of Yowza within 120 days after the Closing Date.

The foregoing is merely a summary of the Agreement and is qualified in its entirety by reference to the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 16, 2013

SPINDLE, INC.

(Registrant)

By: /s/ William Clark

William Clark

Chief Executive Officer

3